Exhibit 99.1

Keyuan Petrochemicals, Inc. Appoints Gerry Goldberg, Michael Rosenberg, Dishen Shen and Xin Yue to Its Board of Directors

NINGBO, China, July 7 -- Keyuan Petrochemicals, Inc. (OTC Bulletin Board: KYNP), ("Keyuan" or "the Company"), a leading independent manufacturer and supplier of various petrochemical products in China, announced today that it has appointed Gerry Goldberg, Michael Rosenberg, Dishen Shen and Xin Yue to its board of directors for one year-terms effective July 1, 2010.

"We are pleased to welcome Mr. Goldberg, Mr. Rosenberg, Mr. Shen and Mr. Yue to our board of directors and look forward to the valuable insight and perspective they will bring to the Company as we pursue our growth strategy as a leading independent manufacturer and supplier of various petrochemical products in China," stated Mr. Chunfeng Tao, founder, chairman and chief executive officer of the Company. “With their in-depth expertise and experience in the areas of engineering, the oil refining and petrochemical industries and international trading, their addition to Keyuan’s board will bring additional depth and strength to our leadership team.”

Mr. Goldberg has over 30 years experience in the accounting industry and currently serves as senior partner in the accounting firm Schwatrz Levitsky Feldman LLP, based in Toronto and ranked among the top ten accounting firms in Canada. At the firm, he heads the US Public Company audit division, and is actively involved in the audits of various Canadian, US, Chinese and other foreign companies listed in the US and Canada. He was a former partner in the predecessor firm to Grant Thornton for over ten years.

Mr. Rosenberg has over 35 years experience in energy trading, currently as managing director of Saugatuck Energy where he is responsible for identifying investment opportunities in Asia.  He was founder and chief executive officer of Swiss-based Oceana Petrochemicals, a major petrochemicals trading company with annual revenue of approximately $1 Billion.  Previously, Mr. Rosenberg managed global trading for petrochemicals and derivatives for Sempra Energy Trading, managed a trading organization for bulk petrochemicals and gasoline additives for MG Petrochemicals Corp., a subsidiary of Metallgesellscahft AG, Frankfurt, Germany, and established a global petrochemicals trading operation for Philipp Brothers, which later became Phibro Energy AG. He received his B.S. Business Administration in Marketing from Long Island University.

Mr. Shen is a senior petrochemical engineer with nearly 40 years of oil refining and petrochemical industry expertise and management experience, and has made significant contributions to the oil refining and petrochemical industries in China. For the past two decades, Mr. Shen has served in a variety of progressive leadership roles in planning and economic development in Zhejiang Province, focusing primarily on development of the petrochemical industry, and serves today as a member of the People's Committee of Zhejiang Province. Previously he served as deputy director of the petrochemical Office of Zhejiang Province, where he contributed to the overall development of the petrochemical industry in Zhejiang province, and as plant manager and chief engineer at Daqing Petrochemical Plant. He graduated from Beijing Petroleum Institute with a major in oil refining systems.

Mr. Yue has 20 years of experience in management and operations, information technology, equity trading, sales and marketing, financial consulting and investment and real estate financing and development. Currently he is co-founder and chief executive officer of Cmark Capital Co., Ltd. Previously he also co-founded Golden Spider Co., Ltd., and New Shengtong Technology Co., Ltd. Mr. Yue serves as an advisor to Tianyin Pharmaceutical Co., Inc. and Jpak Group Inc. and as president of a Shanghai subsidiary of Jiubai Group Co., Ltd. He received his Bachelor of Science in Economics and Management at Capital Economic and Trade University and his MBA in Finance from Baruch College at The City University of New York.

In addition to the newly named directors, Keyuan’s board of directors also includes Mr. Tao, chairman of the board.  Mr. Tao is an industry veteran with over 20 years of experience in the petrochemical industry. Previously he served as president of Ningbo Hebang Chemical Co. (later purchased by CNOOC) which had annual revenue of about $1.5 billion. He also served as executive vice president of Ningbo Daxie Liwan Petrochemicals Co. and served in various senior management and technical positions at Sinopec Zhenhai Refining & Chemical Co., the largest base for crude oil processing and sour crude oil processing in China. Mr. Tao received his Bachelor of Science in Petroleum Processing from Guangdong Petrochemical College and Master of Science in Chemical Engineering from China University of Petroleum.

About Keyuan Petrochemicals, Inc.

Keyuan Petrochemicals, Inc., established in 2007 and operating through its wholly-owned subsidiary, Keyuan Plastics, Co. Ltd., is located in Ningbo, China and is a leading independent manufacturer and supplier of various petrochemical products. Having commenced production in October 2009, Keyuan's operations include an annual petrochemical manufacturing capacity of 550,000 MT of a variety of petrochemical products, with facilities for the storage and loading of raw materials and finished goods, and a technology that supports the manufacturing process with low raw material costs and high utilization and yields. To meet increasing market demand, Keyuan plans to expand its manufacturing capacity to include a raw material pre-treatment facility, additional storage capacity and an asphalt production facility.

Cautionary Statement Regarding Forward-Looking Information

This press release may contain certain "forward-looking statements" relating to the business of Keyuan Petrochemicals, Inc., and its subsidiary companies. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding the impact of the proceeds from the private placement on the Company's short term business and operations, the general ability of the Company to achieve its commercial objectives, including the ability of the Company to sustain growth; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov ). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward looking statements. For more information, please contact:

    Investor Relations:

     HC International, Inc.
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     Hampton Growth, LLC
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